Exhibit 99.1

Melrose Bancorp, Inc. Reports Earnings for the year ended December 31, 2018
Melrose, Mass, Feb. 06, 2019 (GLOBE NEWSWIRE) -- Melrose Bancorp, Inc. (NASDAQ: MELR) (the “Company”), holding company for Melrose Bank (the “Bank”), reported net income for the year ended December 31, 2018 of $1,770,000, or $0.74 per basic and diluted share, compared to net income of $1,804,000, or $0.76 per basic and diluted share, for the year ended December 31, 2017. Total assets increased $16.3 million, or 5.3%, to $323.9 million at December 31, 2018 from $307.5 million at December 31, 2017, and total loans increased $16.9 million, or 6.7%, during 2018.
Jeffrey D. Jones, President and Chief Executive Officer, said, “In accordance with our strategic plan, commercial real estate and commercial construction loans increased $18.7 million, or 37.0%, to $69.2 million at December 31, 2018 from $50.5 million at December 31, 2017. Additionally, our asset quality continues to be strong. The Bank had $348,000, or 0.11% of average total assets, in non-performing assets at December 31, 2018. We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”
Selected Financial Data
	At or for the Year Ended	At or for the Year Ended
	December 31, 2018	December 31, 2017
	(Dollars in thousands, except for share data)
Selected Financial Condition Data:
Total assets	$323,853	$307,526
Cash and cash equivalents	15,195	17,603
Loans receivable, net	268,211	251,317
Allowance for Loan Losses	1,323	1,134
Securities available-for-sale, at fair value (1)	25,834	26,496
Deposits	244,056	232,921
Borrowings	34,000	29,000

Total stockholders' equity	45,215	44,993
Stockholders' equity to total assets at end of period	13.96%	14.63%
Total shares outstanding	2,573,024	2,600,734
Book value per share	$17.57	$17.30

Asset Quality Data:
Total non-performing loans	$348	$189
Other real estate owned	-	-
Total non-performing assets	-	-
Non-performing loans to total loans	0.13%	0.08%
Non-performing assets to total assets	0.11	0.06
Allowance for loan losses to non-performing loans	380.17	600.00
Allowance for loan losses to total loans	0.49	0.45
Loans charged off	-	1
Recoveries on loans charged off	-	-

	Year Ended December 31,
	2018	2017
	(Dollars in thousands, except for share data)
Selected Operating Data:
Interest and dividend income	$10,802	$8,941
Interest expense	3,448	2,183
Net interest and dividend income	7,354	6,758
Provision for loan losses	189	245
Net interest and dividend income after provision for loan losses	7,165	6,513
Noninterest income	756	1,643
Noninterest expense	5,546	5,110
Income before income taxes	2,375	3,046
Income tax expense	605	1,242
Net income	$1,770	1,804
Earnings per share:
Basic	$0.74	$0.76
Diluted	$0.74	$0.76

Performance Ratios:
Return on average assets	0.56%	0.62%
Return on average stockholders' equity	3.94	4.00
Interest rate spread	2.20	2.24
Net interest margin	2.43	2.42
Efficiency Ratio (2)	68.38	60.83
Non-interest expense to average total assets	1.76	1.77

Capital Ratios:
Total Capital (to Risk Weighted Assets)	17.58%	19.80%
Tier 1 Capital (to Risk Weighted Assets)	16.98	19.08
Common Equity Tier 1 Capital (to Risk Weighted Assets)	16.98	19.08
Tier 1 Capital (to Average Assets)	11.98	12.59
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(1) Does not include Federal Home Loan Bank Stock of $2,285,000 and $1,800,000 at December 31, 2018 and December 31, 2017, respectively.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.
Melrose Bancorp. Inc, is the holding company for Melrose Bank. Melrose Bank, established in 1890, is a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. For more information about Melrose Bank, please visit our website www.melrosebank.com.
Forward-looking statements
This news release may contain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which may reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.